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                                                                    EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT


     The following sets out the agreement between Klaus R. von Horde and MEMC Electronic Materials, Inc. ("MEMC") regarding the employment of Mr. von Horde with MEMC:

     1. EMPLOYMENT TERM. Mr. von Horde will be employed by MEMC as President and Chief Executive Officer for the period commencing February 17, 1999 and ending March 31, 2003.

     2. REPORTING RESPONSIBILITY. Mr. von Horde will report directly to the Chairman of the Board of Directors. During the employment period, Mr. von Horde will devote his full business time to his duties as President and Chief Executive Officer of MEMC.

     3. BASE SALARY. Mr. von Horde's base salary will be $520,000 per annum, which may be increased, but not decreased, at the discretion of the Compensation Committee of the Board of Directors of MEMC (the "Compensation Committee") based upon performance and upon the Compensation Committee's review of the appropriate base salary for the positions and responsibilities assigned to Mr. von Horde from time to time. The Compensation Committee will review Mr. von Horde's base salary annually. Compensation of the Chief Executive Officer is primarily a function of company performance and individual performance and could, in any given year, be higher or lower than that of other chief executive officers in comparable positions. But it is the intent that MEMC's compensation opportunity be structured to afford comparable pay given comparable performance.

     4. ANNUAL BONUS. Mr. von Horde will be eligible to receive an annual bonus with a target at no less than 50% of his annual base salary as of December 31st of the year for which the bonus is paid. The bonus will be payable to Mr. von Horde only upon achievement of


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performance objectives set by the Compensation Committee, and the payment of any bonus will be at the Compensation Committee's sole discretion. The bonus will be paid under the Annual Incentive Plan under the same performance objectives and terms applicable to other executive employees.

     5. STOCK OPTIONS. In accordance with the MEMC Equity Incentive Plan, Mr. von Horde will be awarded stock options annually. In January, 2000, 2001, and 2002, each year's grant will be comprised of options to purchase a number of shares with a face value of no less than 200% of Mr. von Horde's salary (as of December 31st of the year prior to the grant), which options will have an exercise price per share equal to 100% of market value on the date of the grant. The maximum number of shares in any one year will be 100,000. The options will vest at the rate of 25% per year starting one year after the grant such that 100% vesting will occur on the fourth anniversary of the grant; provided, however, that all options will vest upon Mr. von Horde's retirement on or following March 31, 2003, or earlier, with the consent of the Compensation Committee. The options shall in other respects be subject to the same terms applicable to options granted to other senior executives.

     6. BENEFITS. Mr. von Horde will participate in all welfare and fringe benefit plans maintained by MEMC for its senior executives in accordance with their terms.

     7. PENSION. Mr. von Horde will participate in the MEMC Pension Plan as well as the MEMC Supplemental Executive Pension Plan (SEPP) in accordance with their terms, based on an employment date with MEMC of December 1, 1997.

     8. TERMINATION OF EMPLOYMENT. Either party may terminate Mr. von Horde's employment under this Agreement upon twelve (12) months' prior notice, delivered in writing. In the event Mr. von Horde is involuntary terminated (other than "Termination for Cause," death,

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total and permanent disability, or retirement at the end of the agreement term)
or if Mr. von Horde resigns for "Good Reason" during the term of this agreement:

          (a) Mr. von Horde will continue to receive full salary, benefits and pension credit through the notice period, the end of which will be the date of termination of employment;

          (b) MEMC will pay Mr. von Horde a pro rata bonus for the year of termination based on the number of days in such year before the date of termination of employment (to be paid at the same time and to the same extent, i.e., based on MEMC's performance for the full year, that bonuses are paid generally to executives with respect to each year);

          (c) Mr. von Horde will be reimbursed for all reasonable relocation expenses incurred by him in returning to Germany with his family within a year of his termination date; and

          (d) All stock options granted to Mr. von Horde will vest and remain outstanding and exercisable for three (3) years following his termination date, unless the options are exercised or expire sooner by their terms.

          No payment will be made to Mr. von Horde at his termination for unused vacation.

     9. SUPPLEMENTAL TERMINATION BENEFITS. If Mr. von Horde receives termination benefits (a) through (d) in paragraph 8 above, then he also will receive the following supplemental termination benefits effective as of his termination date:

          (a) A lump sum cash payment equal to six (6) months' salary;

          (b) Continued coverage in the medical and dental benefit plan for six
     (6) months (but not beyond March 31, 2003 or his return to Germany);

          (c) Pension service credit through the end of the agreement term for benefit accrual purposes; and

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          (d) Accelerated pension vesting and waiver of early retirement reduction factors such that a full unreduced normal retirement pension amount (including SEPP) is available six (6) months after his termination date (or March 31, 2003, if sooner), based on five (5) years of service.

     In exchange for these supplemental termination benefits, Mr. von Horde agrees to release MEMC from liability and resign from the Board of Directors as of the termination date, or sooner if requested by the Chairman.

     10. SUPPLEMENTAL PENSION AND MEDICAL BENEFITS. In the event Mr. von Horde voluntarily retires on or after March 31, 2003, his pension shall be fully vested and the early retirement reduction factors shall be waived, such that a full unreduced normal retirement pension amount (including SEPP) is available on his retirement date; and he shall be entitled to continued coverage in the medical and dental benefit plan for twelve (12) months (but not beyond his return to Germany).

     11. METHOD OF PROVIDING BENEFITS. The portion of any pension benefit provided pursuant to this agreement that cannot be provided by the MEMC Pension Plan (a qualified plan subject to the requirements of Section 401 of the Internal Revenue Code) in accordance with its terms shall be provided through the SEPP regardless of any provision in the SEPP document. In the event providing the continued medical and dental coverage prescribed above would, in the opinion of tax counsel to MEMC, jeopardize the favorable federal income tax treatment of the medical or dental benefits provided to other employees of MEMC, MEMC shall pay Mr. von Horde an amount in cash equal to the cost to Mr. von Horde of paying for COBRA continuation coverage during the period to which he is entitled to coverage pursuant to this agreement (the "COBRA premium reimbursement"), plus an amount in cash (the "tax gross-up amount") so that


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the net amount after payment of the federal and state income tax imposed on the
COBRA premium reimbursement and the tax gross-up amount shall equal the COBRA premium reimbursement.

     12. DEFINITIONS. For purposes of this Agreement, the following terms will have the following meanings:

          (a) Termination for Cause. The involuntary termination of employment of Mr. von Horde by MEMC because of:

               (i) dishonesty of Mr. von Horde that results in a material detriment to MEMC;

               (ii)  the intentional subversion of MEMC's best interests; or

               (iii) insubordination of Mr. von Horde with respect to a resolution or resolutions of the Board of Directors of MEMC.

          (b) Resignation for "Good Reason". Written notice by Mr. von Horde that he is resigning based upon:

               (i) Reduction in position, title, reporting relationship or major responsibilities without his consent;

               (ii)  Violation by MEMC of the terms of this Agreement; or

               (iii) Failure of any successor to MEMC to honor this Agreement.

          Upon receipt of such written notice, MEMC will have thirty (30) days to respond in writing and correct the deficiency. If resignation for Good Reason is effective, the notice required by paragraph 8 herein starts with Mr. von Horde's first written notice.

     13. ARBITRATION. Any disputes between the parties to this Agreement shall be settled by arbitration in St. Louis, Missouri under the auspices of the American Arbitration Association in

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accordance with the National Rules for the Resolution of Employment Disputes
promulgated by the Association. The decision in such arbitration shall be final and conclusive on the parties and judgment upon such decision may be entered in any court having jurisdiction thereof.

     14. CONFIDENTIALITY   AGREEMENT.   MEMC's  Confidentiality   Agreement  is
incorporated   by  reference  in  this  Agreement  and  has  been  executed  and acknowledged by Mr. von Horde.

     15. MISCELLANEOUS. This Agreement shall be construed in accordance with and be governed by the laws of the State of Missouri applicable to contracts executed and to be performed within such state. It also represents the entire agreement of the parties regarding its subject matter and supersedes any prior or contemporaneous agreements or understandings, whether written or oral.

                                         MEMC ELECTRONIC MATERIALS, INC.


                                         By:/s/ Helmut Mamsch
                                            ------------------------------------
                                            Helmut Mamsch, Chairman of the Board

                                            Date:  March 11, 1999
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                                            /s/ Klaus R. von Horde
                                            ------------------------------------
                                             Klaus R. von Horde

                                            Date:  3/11/99
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